Exhibit 99.1
John D. Oil and Gas Company Announces New Directors and Sale of Stock
CLEVELAND, Ohio — March 1, 2006 — John D. Oil and Gas Company (JDOG.OB) announced today that, effective February 24, 2006, it expanded the size of its Board of Directors from six to eight members and Terence P. Coyne and Gregory J. Osborne were appointed by the Board to fill the resulting vacancies.
Mr. Coyne is a commercial real estate broker with Grubb & Ellis, representing parties in the acquisition and disposition of commercial real estate. Gregory Osborne is President of Great Plains Exploration LLC, an oil and gas exploration company based in Mentor, Ohio. He is the son of Richard M. Osborne, the Company’s Chairman and Chief Executive Officer.
The Company also announced that on February 28, 2006 it sold 2.0 million shares of its common stock to the Richard M. Osborne Trust (an Ohio trust of which Richard Osborne is the sole trustee) and 200,000 shares to Mr. Coyne for $0.50 per share, or $1.1 million in total. These issuances increased the shares of the Company’s common stock outstanding 71.4% from 3,081,540 to 5,281,540. The Company also is in discussions with other private investors to purchase additional shares of its common stock upon the same terms and conditions. Although the Company expects to close any additional sales in March, at this time there can be no assurance that any additional sales will be completed.
About John D. Oil and Gas Company
In June 2005, the Company approved a change its business plan to permit it to enter into the business of extracting and producing oil and natural gas products. The Company will focus its efforts on drilling new oil and gas wells in Northeast Ohio and Western Pennsylvania. The Company can not guarantee success under the new business plan as drilling wells for oil and gas is high-risk enterprise and there is no guarantee the Company will become profitable. In addition to the new line of business, the Company intends, at the present time, to retain the two facilities currently owned by the Company. The facilities are located in Painesville, Ohio and Gahanna, Ohio. The Company may, if business and time warrant, sell the facilities in the future.
Forward-Looking Statements
Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Many of these risks and uncertainties relate to factors, including risks related to the Company’s future business plans, that are beyond the Company’s ability to control or estimate precisely. These and other risk factors are detailed from time to time in the Company’s SEC reports and filings, including its annual report on Form 10-KSB, quarterly reports on Form 10-QSB and periodic reports on Form 8-K. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
CONTACT: Thomas J. Smith, President and Chief Operating Officer, 440-974-3770